Exhibit 10.3

*CERTAIN INFORMATION IN THIS DOCUMENT HAS BEEN EXCLUDED FROM THIS PUBLIC FILING BECAUSE IT IS NOT MATERAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED

EXECUTIVE VICE PRESIDENT OF STRATEGIC INITIATIVES

Effective: January 1, 2026

EVP OF STRATEGIC INITIATVES 2026 MIP

EVP OF STRATEGIC INITIATIVES

PURPOSE: To define the compensation plan for the Executive Vice President of Strategic Initiatives (“EVP of Strategic Initiatives”).

SCOPE: Perma-Fix Environmental Services, Inc.

POLICY: The Compensation Plan is designed to retain, motivate and reward the incumbent to support and achieve the business, operating and financial objectives of Perma-Fix Environmental Services, Inc. (the “Company”).

BASE SALARY: The Base Salary indicated below is paid in equal periodic installments per the regularly scheduled payroll.

PERFORMANCE INCENTIVE COMPENSATION: Performance Incentive Compensation is available based on the Company’s financial results noted in the EVP OF STRATEGIC INITIATIVES MIP MATRIX below. Effective date of plan is January 1, 2026 and incentive will be for entire year of 2026. Performance incentive compensation will be paid on or about 90 days after year-end, or sooner, based on finalization of the Company’s audited financial statements for 2026.

ACKNOWLEDGEMENT: Payment of Performance Incentive Compensation of any type will be forfeited, unless the Human Resources Department has received a signed acknowledgement of receipt of the Compensation Plan prior to the applicable payment date.

The executive officer agrees and acknowledges that the executive officer is fully bound by, and subject to, all of the terms and conditions of the Company’s Clawback Policy (as may be amended, restated, supplemented for otherwise modified from time to time).

INTERPRETATIONS: The Compensation Committee of the Board of Directors retains the right to modify, change or terminate the Compensation Plan at any time and for any reason. It also reserves the right to determine the final interpretation of any provision contained in the Compensation Plan and it reserves the right to modify or change the Revenue and EBITDA Targets as defined herein in the event of the sale or disposition of any of the assets of the Company. While the plan is intended to represent all situations and circumstances, some issues may not easily be addressed. The Compensation Committee will endeavor to review all standard and non-standard issues related to the Compensation Plan and will provide quick interpretations that are in the best interest of the Company, its shareholders and the incumbent.

EVP OF STRATEGIC INITIATVES 2026 MIP

[***] INDICATED CERTAIN INFORMATON IN THIS DOCUMENT WHICH HAS BEEN OMITTED FROM THIS PUBLIC FILING BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IS PUBLICLY DISCLOSED

EVP OF STRATEGIC INITIATIVES

Base Pay and Performance Incentive Compensation Targets

The compensation for the below named individual as follows:

Annualized Base Pay:	$285,666
Performance Incentive Compensation Target (at 100% of Plan):	$142,833
Total Annual Target Compensation (at 100% of Plan):	$428,499

The Performance Incentive Compensation Paid is based on the EVP OF STRATEGIC INITIATIVES MATRIX below.

Perma-Fix Environmental Serivces, Inc.

2026 Management Incentive Plan

EVP OF STRATEGIC INITIATIVES MIP MATRIX

Target Objectives	Performance Target Achieved
	75%-89%	90%-110%	111%-129%	130%-150%	>150%

Revenue	$7,142	$14,283	$23,465	$31,627	$37,749

EBITDA	53,561	107,126	140,793	189,764	226,493

	60,703	121,409	164,258	221,391	264,242

	Performance Target Achieved
	100%	100%	100%	100%	100%

Perma-FAS Destruction Efficiency	10,712	10,712	10,712	10,712	10,712

PFAS Reactor Standards and Instructions	10,712	10,712	10,712	10,712	10,712

	$82,127	$142,833	$185,682	$242,815	$285,666

1)	Revenue is defined as the total consolidated third-party top line revenue as publicly reported in the Company’s 2026 financial statements. The percentage achieved is determined by comparing the actual consolidated revenue for 2026 to the Board approved Revenue Target for 2026, which is $[***]. The Board reserves the right to modify or change the Revenue Targets as defined herein in the event of the sale or disposition of any of the assets of the Company or in the event of an acquisition.

2)	EBITDA is defined as earnings before interest, taxes, depreciation, and amortization from continuing and discontinued operations. The percentage achieved is determined by comparing the actual EBITDA to the Board approved EBITDA Target for 2026, which is $[***]. The Board reserves the right to modify or change the EBITDA Targets as defined herein in the event of the sale or disposition of any of the assets of the Company or in the event of an acquisition.

3)	Perma-FAS Destruction Efficiency Target is defined as achieving Perma-FAS overall destruction efficiency production costs per unit equal to or less than $[***] per gallon.

4)	PFAS Reactor Standards and Instruction Target is defined as development of final performance standards and operating instructions for both Gen 1 and Gen 2 reactors.

5)	No performance incentive compensation will be payable for achieving the Perma-FAS Destruction Efficiency, the PFAS Reactor Standards and Instructions, and Revenue Targets unless a minimum of 75% of the EBITDA Target is achieved.

EVP OF STRATEGIC INITIATVES 2026 MIP

Performance Incentive Compensation Payment

Effective date of plan is January 1, 2026 and incentive will be for entire year. Performance incentive compensation will be paid on or about 90 days after year-end, or sooner, based on finalization of the Company’s audited financial statements for 2026.

In no event will Performance Incentive Compensation paid to all Executive Officers as a group exceed 50% of Pretax Net Income computed prior to the calculation of bonus expense. If applicable, Incentive Compensation payments will be reduced on a pro-rata basis, so not to exceed 50% of Pretax Net Income.

ACKNOWLEDGMENT:

I acknowledge receipt of the aforementioned Executive Vice President of Strategic Initiatives 2026 - Compensation Plan. I have read and understand and accept employment under the terms and conditions set forth therein.

/s/ Louis Centofanti	1/23/2026
Dr. Louis Centofanti	Date

/s/ Larry Shelton	1/26/2026
Board of Directors	Date

EVP OF STRATEGIC INITIATVES 2026 MIP